Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Ameris Bancorp of our report dated March 1, 2018, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Ameris Bancorp as of and for year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus.

/s/ CROWE LLP

Atlanta, Georgia
February 12, 2019